Exhibit 10.14

GECIS GLOBAL HOLDINGS
2005 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”), dated as of July 26, 2005 (the “Date of Grant”), is made by and between Gecis Global Holdings SICAR, a Societé à Responsabilité Limitée organized as a Societé d’Investissement en Capitol à Risque under the laws of the Grand Duchy of Luxembourg (the “Company”), and Pramod P. Bhasin (“Participant”).

RECITALS:

WHEREAS, the Company has adopted the Gecis Global Holdings 2005 Stock Option Plan (the “Plan”), pursuant to which options may be granted to purchase the common stock of the Company (the “Shares”); and

WHEREAS, the Company has entered into an employment agreement (the “Employment Agreement”) with Participant dated as of the date hereof to which this Agreement is attached as Exhibit A; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant to Participant an option to purchase that number of Shares provided for herein in partial compensation for Participant’s employment, under the terms of the Employment Agreement, with the Company.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.     Grant of Option. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants on the Date of Grant to Participant an option (the “Option”) to purchase 17,500 Shares (such shares, the “Option Shares”). To the extent the Option is granted to a United States taxpayer, the Option shall be treated as a Nonqualified Stock Option.

2.     Option Subject to Plan; Requirement to Enter into Other Agreements.

(a)           By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan and the Shareholders Agreement, agrees to be bound by all the terms and provisions of the Plan and the Shareholders Agreement, and has executed, and returned with a signed copy of this Agreement, the Joinder Agreement attached hereto as Exhibit C.

(b)        The Plan is hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. In the event of a conflict between any term or provision contained herein and any terms or provisions of the Plan, the applicable terms and provisions of this Agreement will govern and prevail.

(c)           Prior to the first public offering of the Shares on any national securities exchange or inter dealer quotation system (an “IPO”), Participant shall not be permitted to exercise the Option (or any portion thereof) unless (i) immediately prior to such exercise (or at such earlier time as the Company may require) Participant shall have become a party to the Fiduciary Agreement and (ii) in connection with such exercise, signed and returned the Stock Purchase Agreement attached hereto as Exhibit D.

3.     Terms and Conditions.

(a)           Option Price. The price at which Participant shall be entitled to purchase the Option Shares upon the exercise of all or any portion of the Option shall be U.S.$623.00 per Option Share.

(b)           Expiration Date. Subject to Section 3(d) hereof, the Option shall expire at the end of the period commencing on the Date of Grant and ending at 11:59 p.m. Eastern Standard Time on the day preceding the tenth anniversary of the Date of Grant (the “Option Period”).

(c)           Exercisability of the Option.

(i)            Regular Vesting. Subject to Participant’s continued employment or service with the Company or an Affiliate and except as may otherwise be provided herein, the Option shall become vested and exercisable as to five percent (5%) of the Option Shares on the date which is three months following the “Vesting Commencement Date” (as defined below) and shall thereafter become vested and exercisable as to an additional 5% of the Option Shares on the last day of each subsequent three-month period, such that the Option shall be 100% vested and exercisable as of the fifth anniversary of the Vesting Commencement Date. For purposes of this Agreement, the “Vesting Commencement Date” shall mean January 1, 2005.

(ii)           Special Vesting Upon Certain Terminations of Employment. In the event of the termination of Participant’s employment (A) on account of Participant’s death or by the Company or any Affiliate on account of “Disability” (as defined in the Employment Agreement), the Option shall become vested and exercisable on the date of such termination as to that number of additional Option Shares, if any, that would have vested if Participant had remained employed by the Company or any Affiliate for an additional period of 12 months following the date of such termination or (B) by the Company without “Cause” (as defined in the Employment Agreement) or by Participant for “Good Reason” (as defined in the Employment Agreement), the Option shall become shall vested and exercisable on the date of such termination as to that number of additional Option Shares, if any, that would have vested if (x) in the case of any such termination on or prior to December 31, 2006, Participant had remained employed by the Company or any Affiliate for an additional period of 24 months following the date of such termination, or (y) in the case of any such termination on or after January 1, 2007, as if Participant had remained employed by the Company or any Affiliate for an additional period of 12 months following the date of such termination.

(iii)          Change in Control Vesting. Subject to the Participant’s continued employment or service with the Company or an Affiliate, upon the occurrence of a Change in Control, the Option shall become vested and exercisable with respect to 100% of the Option Shares.

(iv)          Methods of Exercise. Following the IPO, the Option may be exercised only by written notice, substantially in the form attached hereto as Exhibit A (or a successor form provided by the Committee), delivered to the Company in person or by mail in accordance with Section 4(a) hereof and accompanied by payment therefor in accordance with Section 3(c)(v) hereof. Prior to the IPO, the Option may be exercised only by (A) Participant transferring the Option (or the portion thereof that is being exercised) to the Fiduciary in accordance with the Fiduciary Agreement, (B) Participant delivering to the Fiduciary written notice substantially in the form attached hereto as Exhibit B (or a successor form provided by the Committee), delivered in person or by mail in accordance with Section 4(a) hereof and accompanied by payment therefor, and (C) payment to the Company of the aggregate exercise price by Participant in accordance with Section 3(c)(v) hereof. Following exercise of the Option (or any portion thereof) by the Fiduciary, the Company shall as soon as practicable deliver Shares in respect of such exercised Option (or portion thereof) to the Fiduciary to be held for the benefit of Participant and such Shares shall be delivered to Participant only at such time as the Company is no longer a Societé à Responsabilité Limitée organized under the laws of the Grand Duchy of Luxembourg (or, if deemed necessary by the Company, on such later date on which the Company ceases to be a Societé d’Investissement en Capital à Risque organized under the laws of the Grand Duchy of Luxembourg).

(v)           Payment of Purchase Price. The purchase price of the Option Shares shall be paid by Participant (A) in cash or by check, wire transfer or other manner agreed by the Company and/or (B) at any time following an IPO, (x) in Shares having a Fair Market Value at the time the Option is exercised equal to the aggregate exercise price of the Option or portion thereof being exercised (including by means of attestation of ownership of a sufficient number of Shares in lieu of actual delivery of such shares to the Company); provided, that, such Shares have been held by Participant for the period (if any) required to avoid a compensation expense to the Company’s financial statements or (y) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company the proceeds of the sale of the Shares subject to the Option or portion thereof being exercised, sufficient to pay the aggregate exercise price of the Option or portion thereof being exercised. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in the manner described in clause (B) of the preceding sentence if the Committee determines that exercising an Option in such manner would violate any applicable law or the applicable rules and regulations of any securities exchange or inter dealer quotation system on which the securities of the Company or any Affiliates are listed or traded.

(d)           Effect of Termination of Employment on the Option.

(i)            Termination due to Death, by the Company due to Disability or without Cause, or by Participant for Good Reason. If Participant’s employment or services with the Company and its Affiliates terminates on account of Participant’s death, by the Company or any Affiliate without Cause or on account of Disability or by Participant for Good Reason, the unvested portion of the Option shall expire on the date of termination and the vested portion of the Option shall remain exercisable by Participant through the earlier of (A) the expiration of the Option Period or (B) three years following the date of termination.

(ii)           Termination by Participant without Good Reason. If Participant’s employment or services with the Company and its Affiliates is terminated by Participant other than for Good Reason, the unvested portion of the Option shall expire on the date of termination and the vested portion of the Option shall remain exercisable by Participant through the earlier of (A) the expiration of the Option Period or (B) ninety (90) days following the date of termination.

(iii)          Termination for Cause. If Participant’s employment or services with the Company and its Affiliates is terminated by the Company or any Affiliate for Cause, both the unvested and the vested portions of the Option shall terminate on the date of such termination.

(e)           Compliance with Legal Requirements. The granting and exercising of the Option, and any other obligations of the Company under this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Option Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Option Shares in order to be in compliance with applicable laws, rules and regulations.

(f)            Transferability. Except as specifically provided in Section 3(c)(iv) and this Section 3(f), the Option shall not be transferable by Participant other than by will or the laws of descent and distribution. Following an IPO, the Option may be transferred by Participant without consideration, to (i) any person who is a “family member” of Participant’s as such term is used in the instructions to Form S-8

(collectively, the “Immediate Family Members”); (ii) a trust solely for the benefit of Participant and his Immediate Family Members; or (iii) any other transferee as may be approved by the Committee in its sole discretion (collectively, the “Permitted Transferees”); provided, that, Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer; and provided, further, that the restrictions upon any portion of the Option transferred in accordance with this Section 3(f) shall apply to the Permitted Transferee and any reference in this Agreement to Participant shall be deemed to refer to the Permitted Transferee, except that the consequences of the termination of Participant’s employment by, or services to, the Company under the terms of this Agreement shall continue to be applied with respect to the Permitted Transferee to the extent, and for the periods, specified in this Agreement. Any transfer of the Option in contravention of the terms and conditions of this Section 3(f) shall be null and void.

(g)           Rights as Shareholder. If the Option (or portion thereof) is exercised following the IPO, Participant shall not be deemed for any purpose to be the owner of any Shares subject to the Option unless, until and to the extent that (i) the Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to Participant the Option Shares, and (iii) Participant’s name shall have been entered as a shareholder with respect to such Option Shares on the books of the Company. If the Option (or portion thereof) is exercised prior to the IPO, any Option Shares for which the Option is exercised shall be issued and delivered to the Fiduciary, the Fiduciary’s name shall be entered as the holder of such Option Shares on the books of the Company, such Option Shares shall be voted in accordance with the Fiduciary Agreement, and the Fiduciary shall hold such Option Shares (and any dividends relating to such Option Shares that are paid in Shares) for the benefit of Participant until such time as the Company is no longer a Societé à Responsabilité Limitée organized under the laws of the Grand Duchy of Luxembourg (or, if deemed necessary by the Company, on such later date on which the Company ceases to be a Societé d’Investissement en Capital à Risque organized under the laws of the Grand Duchy of Luxembourg).

(h)           Required Withholding. Upon exercise of the Option, Participant must pay in the form of a check or cash or other cash equivalents to the Company any such additional amount as the Company determines that it is required to withhold under applicable laws in respect of the exercise of Option Shares by Participant or by the Fiduciary on behalf of Participant; provided that Participant may satisfy such withholding obligation by (i) authorizing the Company to withhold from the Option Shares otherwise issuable to Participant one or more of such Option Shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, equal to the amount of the total withholding tax obligation; provided, however, that, the number of Option Shares so withheld shall not have an aggregate Fair Market Value in excess of the minimum required withholding obligation with respect to Participant, (ii) Participant or the Fiduciary, as applicable delivering to the Company previously acquired Shares (none of which Shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement (other than the Fiduciary Agreement)

or other restriction or encumbrance of any nature other than those specified in the Stock Purchase Agreement, and which Shares must have been held by Participant or the Fiduciary, as applicable, for the period (if any) necessary to avoid a compensation expense to the Company’s financial statements) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation, or (iii) if permitted by the Committee in its sole discretion, any other method described in Section 8(d) of the Plan.

4.     Miscellaneous.

(a)           Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail (or the equivalent thereof in India), return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Gecis Global Holdings SICAR
65 boulevard Grande-Duchesse Charlotte
L-1331 Luxembourg
Attn: Secretary

if to Participant, at Participant’s last known address on file with the Company;

if to the Fiduciary, at the address set forth in the Fiduciary Agreement.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(b)           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)           No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates or Participant, which are hereby expressly reserved by each, to terminate Participant’s employment or service at any time for any reason whatsoever.

(d)           Beneficiary. Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives Participant, the executor or administrator of Participant’s estate shall be deemed to be Participant’s beneficiary.

(e)           Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.

(f)            Entire Agreement. This Agreement, the Plan, the Fiduciary Agreement, the Stock Purchase Agreement and the Shareholders Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

(g)           Modifications.

(i)            Subject to clause (ii) below, no change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(ii)           If any payments of money, delivery of Shares, other securities or benefits due to Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments, delivery of Shares, other securities or benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code, otherwise such payment, delivery of Shares, other securities or benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to Participant, that does not cause such an accelerated or additional tax.

(h)           Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(i)            Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)            Registration Rights. Promptly following an IPO, the Company shall register all the Option Shares underlying the unexercised portion of the Option on Form S-8 (or a successor or other available form).

(k)           No Acquired Right. Participant acknowledges and agrees that this Option and any similar awards the Company may in the future grant to Participant, even if such awards are made repeatedly or regularly, and regardless of their amount, (A) are wholly discretionary, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between Participant and the Company or any Affiliate, (B) do not create any contractual entitlement to receive future awards; and (C) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including without limitation termination indemnities, severance, resignation, redundancy, bonuses, long-term service awards, pension or retirement benefits, or similar payments, except as otherwise required by the applicable law of any governmental entity to whose jurisdiction the award is subject.

(l)            Further Assurances. Each of the Company and Participant shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any the government of any nation, state, city, locality or other political subdivision thereof, or any court or arbitrator (whether or not related to any governmental entity), or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

(m)          Liquidity. If, prior to an IPO, a Change in Control occurs that involves the direct or indirect acquisition of the Common Stock of the Company by an entity that is not a publicly traded company or an affiliate thereof, the Company, under the supervision of the Committee, shall undertake to provide a fair and risk-adjusted path to liquidity for Participant with respect to the Option Shares, either upon or after the Change in Control. The liquidity opportunity described in the immediately preceding sentence (i) may, but shall not be required to, involve accelerated vesting of all or a portion of the Option and (ii) shall be fair to the Participant relative to the direct or indirect shareholders of the Company who are obtaining liquidity in the Change in Control, taking into account the risks borne by Participant with regard to the portion of the Option and the Options Shares as to which the liquidity opportunity will not be realized at the time of the Change in Control. All determinations of whether, when, and to what extent, the foregoing liquidity opportunity shall be made available to Participant shall be made by the Committee in its sole and absolute discretion.

(n)           Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o)           Data Protection.

(i)            In order to facilitate Participant’s participation in the Plan and the administration of the Option, it will be necessary for the Company (or its Affiliates or payroll administrators) to collect, hold and process certain personal information about Participant (including, without limitation, Participant’s name, home address, telephone number, date of birth, nationality and job title and details of the Option and other options and Shares held by Participant). Participant consents to the Company (or its Affiliates or payroll administrators) collecting, holding and processing Participant’s personal data and transferring this data (in electronic or other form) to third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Option. Participant authorizes the Data Recipients to receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Option.

(ii)           The Data Recipients will treat Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Option and will take reasonable measures to keep Participant’s personal data private, confidential, accurate and current.

(iii)          Participant understands that Participant may, at any time, view his personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company but acknowledges that without the use of such data it may not be practicable for the Company to administer Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to the Executive and may result in the possible exclusion of Participant from continued participation with respect to this Option or any future awards under the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

GECIS GLOBAL HOLDINGS SICAR

By:	/s/ Eileen S. Silvers
	Name:	Eileen S. Silvers
	Title:	SVP, Taxes and Corporate Affairs

PARTICIPANT

/s/ Pramod P. Bhasin
Pramod P. Bhasin

Exhibit A

NOTICE OF OPTION EXERCISE

PURSUANT TO THE GECIS GLOBAL HOLDINGS
2005 STOCK OPTION PLAN

To exercise your option (the “Option”) to purchase common stock (“Shares”) of Gecis Global Holdings SICAR (the “Company”), please fill out this form and return it to the Secretary of the Company, together with a check in the amount of the exercise price due, which is the product of the number of Shares with respect to which you are exercising the Option and the per share exercise price. You are not required to exercise the Option with respect to all Shares thereunder. You also must include in the check (or provide a separate check for) the amount of any required withholding due in connection with your exercise, unless you otherwise arrange for the payment of such withholding taxes through one of the procedures set forth in Section 3(h) of your Stock Option Agreement or through any other procedure permitted by the Committee administering the Gecis Global Holdings 2005 Stock Option Plan.

I hereby exercise my right to purchase         Shares under the Option pursuant to the Stock Option Agreement between myself and the Company, dated as of July 26, 2005. I am vested in the Option as to the Shares being purchased hereunder. I have enclosed a check to the Company covering the exercise price of U.S.$                 .

With respect to the satisfaction of the applicable withholding taxes, I hereby:

         deliver a check to the Company in the amount of required withholding of U.S.$                .

         authorize the Company to withhold a portion of the Shares otherwise issuable to me under the exercised Option so as to satisfy the applicable withholding tax obligation in accordance with the procedures set forth in Section 3(h)(i) of my Stock Option Agreement.

(Please contact the office of the Secretary of the Company to determine the amount of any required withholding.)

Signature:

Printed Name:

Social Security Number:

Date:

A-1

Exhibit B

NOTICE OF OPTION TRANSFER AND INSTRUCTION TO EXERCISE OPTION

PURSUANT TO THE GECIS GLOBAL HOLDINGS
2005 STOCK OPTION PLAN

To exercise your option (the “Option”) to purchase common stock (“Shares”) of Gecis Global Holdings SICAR (the “Company”), please fill out this form and return one copy to each of (i) MeesPierson Intertrust (Luxembourg) S.A (the “Fiduciary”) and (ii) the Secretary of the Company. You must also provide the Company with a check in the amount of the exercise price due, which is the product of the number of Shares with respect to which you are requesting that the Option be exercised and the per share exercise price. The Option need not be exercised with respect to all Shares thereunder. You also must include in the check (or provide a separate check for) the amount of any required withholding due in connection with your exercise, unless you otherwise arrange for the payment of such withholding taxes through one of the procedures set forth in Section 3(h) of your Stock Option Agreement or through any other procedure permitted by the Committee administering the Gecis Global Holdings 2005 Stock Option Plan.

I hereby transfer my Option (or the applicable portion thereof) to the Fiduciary and instruct the Fiduciary to exercise such Option (or portion thereof) to purchase           Shares pursuant to the Stock Option Agreement between myself and the Company, dated as of July 26, 2005. I am vested in the Option as to the Shares being purchased hereunder. I have enclosed a check to the Company covering the exercise price of U.S.$               .

With respect to the satisfaction of the applicable withholding taxes, I hereby:

          deliver a check to the Company in the amount of required withholding of U.S.$            .

          authorize the Company to withhold a portion of the Shares otherwise issuable to me under the exercised Option so as to satisfy the applicable withholding tax obligation in accordance with the procedures set forth in Section 3(h)(i) of my Stock Option Agreement.

(Please contact the office of the Secretary of the Company to determine the amount of any required withholding.)

Signature:

Printed Name:

Social Security Number:

Date:

B-1